Exhibit 10.16.1

Amendment Number One

to the

Uranium Resources, Inc.

Amended and Restated Deferred Compensation Plan For 1999

WHEREAS, Uranium Resources, Inc., a Delaware corporation currently maintains the Amended and Restated Deferred Compensation Plan for 1999 adopted effective September 17, 1999 (the “Plan”); and

WHEREAS, the Plan has not previously been amended, but is subject to amendment in accordance with Section 8.1 of the Plan; and

WHEREAS, the Plan currently provides that individuals currently participating in the Plan (“Participants”) are scheduled to receive a distribution of their Plan benefits on January 11, 2006. Certain Participants, however, wish to elect a new distribution date for their deferred compensation, and the Corporation has determined that it is in the best interests of the Corporation to amend the Plan  in order to provide for a new distribution date; and

WHEREAS, Internal Revenue Code (“Code”) Section 409A generally exempts from its requirements deferred compensation plans in effect prior to October 4, 2004, with respect to amounts otherwise earned and vested as of December 31, 2004. Code Section 409A further provides that, in the event, any such plan is materially modified, such plan  is no longer exempt from Code Section 409A’s requirements and, therefore, must satisfy Code Section 409A’s requirements; and

WHEREAS, the Corporation’s Board of Directors understands that an amendment to the Plan changing the distribution date from January 11, 2006, will constitute a material modification of the Plan for Code Section 409A purposes, but nevertheless believes that such modification is beneficial to the Corporation and is in the best interests of its shareholders, and accordingly desires to amend the Plan  to bring their provisions into compliance with the requirements of Code Section 409A and the related regulations and rulings;

NOW, THEREFORE, the Plan is hereby amended as set forth below. Unless otherwise specifically indicated, all provisions of this Amendment Number One shall take effect January 1, 2005.

1.                                       Revise Section 2.8, Corporation, to read in its entirety as follows:

“2.8                           ‘Corporation’ means Uranium Resources, Inc., a Delaware corporation, including any corporation, limited liability company, partnership, or other business organization that is part of a “controlled group of corporations,” which includes Uranium Resources, Inc. (within the meaning of Code Section 414(b) and the related regulations), or is “under common control” with Uranium Resources, Inc. (within the meaning of Code Section 414(c) and the related regulations), together with any successor thereto which adopts this Plan  by appropriate written action.”

2.                                       Revise Section 2.10, Designated Recipient, to read in its entirety as follows:

“2.10                     ‘Designated Recipient’ (or in the alternative, “Designated Beneficiary”) means any person, or entity (including without limitation, an estate, trust, foundation or other organization) designated by a Participant as entitled to receive any distribution hereunder by reason of the death of such Participant.”

3.                                       General Revision:  All references to January 11, 2006 are hereby amended to read “January 11, 2006, or such later date as may be elected by a Participant in his or her Deferral Election Form”

4.                                       Article II, Definitions and General Provisions, is hereby amended to add (new) Sections 2.23 and 2.24 to the end thereto, as set forth below:

“2.23                     ‘Separation from Service’ means an Eligible Person’s termination from employment with the Corporation on account of such Eligible Person’s death, permanent and total disability, retirement, or other such termination of employment. An Eligible Person will not be deemed to have experienced a Separation from Service if such Eligible Person is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six (6) months or, if longer, such longer period of time as is protected by either statute or contract. An Eligible Person will not be deemed to have experienced a Separation from Service, if such Eligible Person continues to provide “significant services” to the Corporation. For purposes of the preceding sentence, an Eligible Person will be considered to provide “significant services” if such Eligible Person provides continuing services that average at least twenty percent (20%) of the services provided by such Eligible Person to the Corporation during the immediately preceding three (3) full calendar years of employment and the annual remuneration paid for such services is at least twenty percent (20%) of the average annual compensation earned during the final three (3) full calendar years of employment (or, if less, the period of employment).”

“2.24                     ‘Specified Employee’ means any Eligible Person for which the following two (2) conditions are satisfied: (a) at any time during the twelve (12) month period ending on the December 31st preceding the calendar year in which a given distribution is to occur, such Eligible Person (i) is one of the top fifty (50) compensated officers of the Corporation and has annual “W-2” compensation of at least One Hundred Thirty Thousand Dollars ($130,000); or (ii) owns more than five percent (5%) of the Corporation’s stock; or (iii) owns more than one percent (1%) of the Corporation’s stock and has annual “W-2” compensation in excess of One Hundred Fifty Thousand Dollars ($150,000); and (b) the Corporation’s stock is publicly traded on the date such Eligible Person Separates from Service. The foregoing compensation amounts shall be adjusted from time to time in accordance with the cost-of-living adjustments under Code Section 416(i), and an individual who qualifies as a Specified Employee under this Section 2.17 shall be treated as a Specified Employee for the twelve (12) month period beginning on the April 1st next following the date he or she so qualifies.”

5.                                       Article IV, Deferral of Compensation, is hereby amended to add (new) Section 4.5 thereto, as set forth below:

“4.5         Early Distribution of Certain Amounts. Notwithstanding a Participant’s Distribution Date, or the provisions of Section 4.7 hereof, any or all of such Participant’s interest in the Plan  may be paid and distributed prior to such Distribution Date to the extent necessary to comply with any one (1) or more of the following obligations: (a) the terms of a court order, issued by a court of competent jurisdiction and satisfying the requirements of a “qualified domestic relations order” (“QDRO”), as defined in Code Section 414(p) and related regulations; (b) the obligation to withhold and remit employment taxes imposed under the Federal Income Contributions Act (“FICA”) with respect to such Participant’s Plan  interest, together with any related federal state or local income tax withholding obligation(s); (c) any tax liability resulting from a failure to satisfy the requirements of Code Section 409A with regard to all or a portion of such Participant’s interest herein; or (d) any other provision permitting early distribution of all or part of a participant’s interest in a deferred compensation Plan  subject to Code Section 409A to satisfy an obligation, as further described in Prop. Income tax Regulations §1.409A-3(h)(2).”

6.                                       Article IV, Deferral of Compensation, is hereby amended to add (new) Sections 4.6 and 4.7 to the end thereto, as set forth below:

“4.6                           Election of New Deferral Period. Notwithstanding the provisions of Section 4.2 hereof, a Participant may elect a new Distribution Date by completing a New Deferral Election Form (hereinafter referred to as the “Election Form”) and filing such Election Form with the Corporation. The new Distribution Date shall be a date certain, as specified on an Election Form, which such Participant shall make and file with the Corporation no later than December 31, 2005. Except as otherwise provided for under Sections 4.3 and 4.6 herein, a Participant’s Deferral Amount shall be paid in accordance with the Distribution Date specified on his or her Election Form.”

“4.7                           Accelerated Payment of a Participant’s Deferred Amount Upon Death or Separation from Service. A Participant’s entire Deferred Amount shall be payable prior to the Participant’s Distribution Date or New Distribution Date, as applicable, upon the earlier to occur of such Participant’s Separation from Service or death; in such event, such Participant’s interest shall be distributed as soon as practicable to such Participant (or his or her Designated Recipient, in the event of death, as further provided in Article VI hereof), subject to the satisfaction of any applicable withholding or similar obligations relating to such amount. Notwithstanding any Plan provision to the contrary, in the event that a Participant is a Specified Employee (as defined herein), and such Participant’s Deferred Amount becomes distributable by reason of such Participant’s Separation from Service, in no event shall such distribution occur prior to the earlier of such Specified Employee’s (a) death, or (b) the date that is six (6) months from the date of such Specified Employee’s Separation from Service.”

7.             Section 5.3(b) is amended by restating said Section in its entirety to read as follows:

(b)           With respect to any election to receive shares for all or any portion of the Additional Deferred Amount, there shall be issued to Participant, within 30 days after the Distribution Date, his Vested Shares as set forth in Section 5.4.

8.             Section 5.6, Withholding, is hereby amended to read in its entirety as follows:

“5.6                           Withholding. With respect to distribution made to any Participant that constitutes “wages” subject to withholding, the Corporation will make all necessary arrangements to withhold and remit any and all relevant federal, state and local taxes applicable to such distribution from the non-deferred portion of Compensation then due and payable to such Participant; provided, that in the event such arrangements cannot reasonably be made, such Participant will be required to pay to the Corporation the appropriate amounts, as a condition to receiving any shares pursuant to this Article.”

9.                                       Section 6.1 is hereby amended to read in its entirety as follows:

6.1           Distribution of Cash. All amounts credited to an Account as to which a Participant has not elected to take such amount in shares of Common Stock shall be distributed to the Participant or his Designated Recipient on January 11, 2006 or such later date as may be elected by a Participant in his or her Deferral Election Form.

10.                                 Section 8.2, Termination, is hereby amended to read in its entirety as follows:

“8.2                           Termination. The Corporation reserves the right to suspend, discontinue or terminate the Plan , at any time, in whole or in part, by written action of its Board of Directors, effective as of the date designated in such written action, without the consent any Eligible Person, Participant, Designated Recipient or other person; provided, that in the event the Plan  is terminated prior to any Distribution Date specified by a Participant, such Participant’s interest shall continue to be held and distributed strictly in accordance with such Participant’s Election Form, unless an earlier distribution is required in accordance with Sections 4.3 and 4.6 hereof.”

11.                                 Section 9.4, Anti-Alienation., is hereby amended by adding the following paragraph to the end thereto:

“Notwithstanding the foregoing, a Participant’s Deferred Amount shall be subject to division and partition under any one (1) or more of the following three (3) circumstances: (a) an order, issued by a court of competent jurisdiction, determined by the Committee to satisfy the requirements of a “qualified domestic relations order” (“QDRO”), as defined in Code Section 414(p)(1)(B) and related regulations; provided, that (i) a separate benefit shall be recognized and maintained for any spouse or former spouse determined to have an interest in the Plan  as a result of a QDRO; and (ii) all costs and expenses incurred by the Corporation or Committee in connection with such QDRO (including any determination that a court order qualifies as a QDRO) shall be charged against such Participant’s Deferred Amount, as an offset in accordance with the provisions of this Section 9.4; (b) a federal, state, or local tax liability that attaches to a Participant’s Deferred Amount, but only to the extent of such liability; and (c) any tax liability resulting from the Participant’s Deferred Amount failing to satisfy the requirements of Code Section 409A, but only to the extent of such liability.”

12.                                 Article IX, Miscellaneous Provisions, is hereby amended by adding Section 9.13 to the end thereto, which shall provide as follows:

“9.13       Compliance with Code Section 409A. The Plan is intended to be operated in compliance with the provisions of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any Plan provision fails to satisfy the provisions of Code Section 409A and related regulations, in form or in operation, such provision shall be void and shall not apply to a Participant’s Deferred Amount, to the extent practicable. In the event that it is determined to not be feasible to so void any such Plan provision as such provision applies to a Participant’s Deferred Amount, such Plan provision shall be construed in a manner so as to comply with the requirements of Code Section 409A and related regulations.”

IN WITNESS HEREOF, the Corporation, by its duly authorized officer, has caused this Amendment Number One to the Plan to be executed on this 30th day of November, 2005.

URANIUM RESOURCES, INC.

By:

Its: